                                    AGREEMENT



            This Agreement is made by Computron Software, Inc. ("Computron") and Andreas Typaldos ("Typaldos"). Computron and Typaldos shall hereafter collectively be referred to as the "Parties."

                               W I T N E S S E T H

            WHEREAS, Typaldos has been an employee of Computron pursuant to an employment agreement, dated November 18, 1991 (as amended, the "Employment Agreement"); and

            WHEREAS, the Parties wish to sever their relationship and settle any outstanding severance obligations which may exist between them;

            NOW, THEREFORE, for and in consideration of the representations made, actions and agreements to be undertaken, and payments to be made as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

            A. Typaldos agrees that his employment with Computron terminated effective as of November 27, 1996 (the "Termination Date").

            B. Typaldos agrees that his membership on Computron's board of directors and his position as chairman of said board of directors terminated on the Termination Date. Typaldos agrees that his membership in the board of directors of each subsidiary of Computron is terminated as of the Termination Date.

            C. Typaldos agrees to cooperate fully with Computron's Chief Executive Officer to assure a smooth transition of his duties and responsibilities and to otherwise provide Computron with his full and complete cooperation from the Termination Date through and including November 30, 1997. Such cooperation and assistance shall be provided by Typaldos during such time without any further payments by Computron.

            D. Typaldos shall retain stock options to purchase an aggregate of 30,000 shares of Computron's Common Stock, par value $.01 ("Common Stock"), at an exercise price of $1.90 per share. Additional stock options to purchase an aggregate of 30,000 shares of Common Stock, at an exercise price of $1.90 per share, shall be deemed to have vested immediately upon the Termination Date. All such stock options shall be governed by the terms of the 1995 Stock Option Plan and the underlying stock option agreements (the "Stock Option Agreements"). Pursuant to such Stock Option Agreements, such stock options shall be exercisable at any time prior to December 31, 1997.

            E. Computron shall pay Typaldos his full salary for one full year following the Termination Date at the rate being paid to Typaldos prior to May 1996, for a total of Four Hundred Fifty-Three Thousand Six Hundred Dollars and No Cents ($453,600.00) (the "Severance Amount"). A portion of the Severance Amount has been paid to Typaldos since the Termination Date in semi-monthly installments (the "Payments") in accordance with Computron's existing payroll policies. Computron shall continue to pay to Typaldos the balance of the Severance Amount in accordance with Computron's existing payroll policies, with the last such payment to be made on or about November 1, 1997. Any payments shall be subject to standard and customary withholdings. Computron shall also pay Typaldos upon execution of this Agreement by Typaldos and Computron (i) all deferred compensation (the "Deferred Compensation") since May 1996 earned by Typaldos in accordance with the Employment Agreement but not yet paid through the date hereof, which amount is Seventy Thousand Dollars and No Cents ($70,000.00) and (ii) amounts in respect of any accrued and earned, but unused, vacation time for the period commencing one year prior to the Termination Date through the Termination Date. Typaldos understands that he will not earn any additional vacation credit following the Termination Date. Computron shall reimburse Typaldos for all appropriate travel and entertainment expenses incurred by Typaldos prior to the Termination Date in accordance with its then existing policy within ten (10) days of presentation of appropriate documentation by Typaldos to Computron. Computron will transfer the life insurance policies listed on Schedule A attached hereto to Typaldos and will execute a policy loan with the proceeds payable to Computron for the maximum amount available under such policies less the cumulative annual premium and interest amounts through November 30, 2000. It is understood that Computron will not repay the policy loan and will retain any cash value in excess of the cumulative annual premiums and interest amounts through November 30, 2000. Computron will also pay the premiums for the disability insurance policies referenced on Schedule A for a period of one year from the Termination Date.

            F. Typaldos shall retain possession of the automobile leased for his use by Computron until the expiration or termination of said lease (provided that no renewal options may be exercised) at which time Typaldos shall relinquish all rights to said automobile and shall make it available to lessor of said automobile. Computron agrees to make the monthly lease payments until the expiration or termination of such lease. Computron shall have no other or further obligations to make any payments under such lease (including, but not limited to, charges for wear and tear or purchase options).

            G. Typaldos shall retain possession and ownership of the personal computer and laptop computer previously provided to Typaldos by Computron.

            H. Computron shall pay to the provider of Typaldos' choice an amount of up to One Thousand Dollars ($1,000) per month, for a period of twelve months, to cover the costs of an office in Manhattan, New York and the necessary secretarial services, supplies and related costs. Said amount shall be paid monthly in arrears on or about the tenth (10th) day of each month upon presentation of an invoice.


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            I. Typaldos will remain eligible to participate in Computron's health insurance program, at Computron's expense, for three years from the Termination Date (the "Benefit Period") unless and until Typaldos commences full-time employment with another employer that offers health insurance that is substantially equivalent to Computron's health insurance. Said health insurance program shall be equivalent to the health insurance programs that Computron provides to its senior executives.

            J. Typaldos acknowledges that the payments made hereunder are not part of an exit incentive or other employment termination program offered to a group or class of employees.

            K. Typaldos and Computron agree that, in order to better protect the goodwill of Computron and to better assure the prevention of disclosure of confidential materials and information of Computron, and given the unique nature of the services he has provided to Computron, Typaldos will not, directly or indirectly, for his own benefit or for or with any other person, firm or corporation, engage in any business or practice in direct competition with Computron for a period of one year following the Termination Date. Typaldos also agrees that he will not, directly or indirectly, for his own benefit or for or with any other person, firm, or corporation, become employed (including without limitation as an employee, consultant, or partner) by any person in any capacity in "direct and major competition" with Computron for a period of one year following the Termination Date. Those business entities listed as competitors in any Form 10-K or Form 10-Q of Computron from 1991 to 1998, inclusive, are in "direct and major competition" with Computron for purposes of this Section K.

            L. Typaldos' prior employment with Computron creates a relationship of confidence and trust between Computron and him with respect to certain information applicable to the business of Computron or applicable to the business of any client or customer of Computron, which may be made known to him by Computron or by any client or customer of Computron, or learned by him during his employment. Computron possesses and will continue to possess information that has been or will be created, discovered, or developed by, or that otherwise has or will become known to, Computron (including, but not limited to, information created, discovered, or developed by Typaldos or made known to Typaldos during the period of or arising out of his prior employment by Computron), or in which property rights have been or may be assigned or otherwise conveyed to Computron, which information has commercial value in the business in which Computron is engaged and is treated by Computron as confidential. All such information is hereinafter called "Proprietary Information," which term, as used herein, shall also include, but shall not be limited to, trade secrets, systems, processes, formulae, data, functional specifications, blueprints, computer programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, distribution channels, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer and supplier lists. Without limiting Typaldos' obligations under Section K of this Agreement, Typaldos acknowledges that by reason of his prior employment with Computron, he has been


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given, and in the future may be given access to Proprietary Information of
Computron, its subsidiaries, or its dedicated distributors (individually and collectively the "Computron Entities"). Typaldos represents and warrants that he has kept, will keep, and will continue to keep all such information confidential and that he will not use such information for any purpose, except in connection with any legal proceeding to which Typaldos is a party, without the prior written consent of the Chief Executive Officer of Computron. All Proprietary Information shall be the sole property of Computron and its assigns.

            M. Except for the payments and benefits provided in this Agreement, Typaldos acknowledges and agrees that he is entitled to no other salary, compensation, vacation pay, pension, insurance coverage or any other payments or benefits from Computron in connection with his employment with Computron, including without limitation any payments or benefits under the Employment Agreement. Typaldos hereby releases, discharges and covenants not to sue Computron, its past and present partners, parent, subsidiaries, related entities, predecessors, successors, directors, officers, employees, employer-sponsored employee benefit and welfare benefit plans, trustees, and administrators of such plans, contractors, and assigns from and with respect to any and all claims, actions, suits, agreements, liabilities, and damages whatsoever, known or unknown, arising out of the Employment Agreement or Typaldos' separation from his employment with Computron, including without limitation any claim at common law based on tort or contract, any claim for payments or benefits under the Employment Agreement, or any claim for breach of the Employment Agreement.

            N. This Agreement is deemed to have been entered into in the State of New Jersey and shall be construed and interpreted in accordance with the laws of that state.

            O. The Parties acknowledge and agree that no promises or representations were made which do not appear written in this Agreement. This Agreement represents the entire agreement between the parties hereto with respect to the severance of Typaldos' employment with Computron. This Agreement supersedes any and all prior agreements, whether written or oral, between the parties hereto, except for any agreements listed on Schedule A. Any provision set forth in the term sheet dated November 26, 1996 by and between the Parties shall not be modified or superseded by this Agreement unless the subject matter of the provision has been specifically addressed herein. This Agreement shall be construed to be fully enforceable. If for any reason any part of this Agreement is determined to be void or unenforceable, this Agreement and/or any remaining part hereof shall be construed without reference to such void or inapplicable provisions to be an enforceable Agreement between the parties.

            P. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any violation of its terms, shall be resolved by final and binding arbitration before a panel of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The costs of such arbitration, including the arbitrators' fees, shall be divided equally between the parties. Each party shall be responsible for its own attorney's fees. With respect to any


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breach or threatened breach of Sections K or L of this Agreement, Computron may elect to commence an action in a federal or state court of appropriate jurisdiction.

            Q. The Parties acknowledge that they have read and understand the foregoing Agreement and that they sign it voluntarily and without coercion. They further acknowledge that they have been advised by and been given the opportunity to consult with an attorney of their own choosing concerning the provisions contained in this Agreement.



Dated:      September 29, 1997              /s/ Andreas Typaldos
                                          --------------------------------------
                                                Andreas Typaldos


Dated:      September 29, 1997            Computron Software, Inc.


                                          By: /s/
                                             -----------------------------------


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                                   SCHEDULE A


Life Insurance


           Policy                      Policy No.           Annual Premium
           ------                      ----------           --------------
New England Mutual Life                NE06920195              $16,050

New England Mutual Life                NE08728364              $20,445








Disability Insurance

                                       Policy No.           Annual Premium
                                       ----------           --------------
                                         DO66760                $2,837

                                        OD113929                $2,577








Surviving Agreement

      Agreement of Undertaking, executed by Andreas Typaldos, to repay amounts advanced by Computron in connection with the pending class action litigation and related proceedings.